EXHIBIT 99.3


                                  Jones, Walker
                               Waechter, Poitevent
                            Carrere & Denegre, L.L.P.


                                 January 23, 1998


          To the Addressees Listed
          on Schedule I Hereto

               RE:  First NBC Credit Card Master Trust
                    ----------------------------------

          Ladies and Gentlemen:

               We have acted as special counsel in the State of Louisiana (the "State") to First National Bank of Commerce, a national banking association ("Transferor"), in connection with the issuance by the First NBC Credit Card Master Trust (the "Trust") of Class A 6.15% Asset Backed Certificates, Series 1997-1 and Class B 6.35% Asset Backed Certificates, Series 1997-1 (collectively, the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of August 1, 1997 (the "P&S Agreement") between Transferor and The First National Bank of Chicago, as trustee (the "Trustee") of the Trust, and a Series 1997-1 Supplement to Pooling and Servicing Agreement dated as of August 1, 1997 between Transferor and Trustee (the "Supplement"; and together with the P&S Agreement referred to herein as the "Agreements"). This opinion is being delivered to you pursuant to Section 13.2(d)(ii) of the P&S Agreement.

               Capitalized terms used herein and not otherwise defined herein shall have the respective meanings attributed to such terms in the Agreements and in our opinion dated August 7, 1997 (the "Initial Opinion").

               In connection with this opinion, we have (a) investigated such questions of law and (b) examined originals or certified, conformed or reproduction copies of such records and documents as we have deemed necessary or appropriate for the purposes of this letter.

               Based upon the foregoing and subject to the exceptions, qualifications, limitations and assumptions set forth in the Initial Opinion, all of which are incorporated herein by reference, we are of the opinion that: no filing or other action, other than such filing or action described in the Initial Opinion, is necessary from the date hereof through March 31, 1999 to continue the perfected status of the interest of the Trustee, on behalf of the Trust, in the collateral described in the Financing Statement.

               The opinion given herein is as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention, including but not limited to, changes which could result from pending or future legislation, law or jurisprudence.

               This opinion is furnished only for you under the Agreements and the transactions contemplated and the documents executed in connection therewith and is solely for your benefit in connection with the above transactions. This opinion may not be relied upon by you for any other purpose or relied upon by any other party for any purpose without our prior written consent.

                                    Very truly yours,

                                    JONES, WALKER, WAECHTER, POITEVENT,
                                       CARRERE & DENEGRE, L.L.P.

                                    /s/ R. Lewis McHenry
                                    ---------------------------------
                                    By: R. Lewis McHenry


RLM/lak

Attachment


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                                    Schedule I


          Merrill Lynch, Pierce, Fenner & Smith Incorporated,
               as Representative of the Several Underwriters
          World Financial Center, North Tower
          250 Vesey Street
          New York, NY  10055

          First National Bank of Commerce
          201 St. Charles Avenue, 29th Floor
          New Orleans, LA  70170

          First NBC Credit Card Master Trust
          c/o The First National Bank of Chicago
          One First National Plaza
          2 South Dearborn Street
          Chicago, IL  60670

          Standard & Poor's Ratings Services,
               a division of The McGraw-Hill
               Companies
          25 Broadway
          New York, NY  10004

          Moody's Investors Service, Inc.
          99 Church Street
          New York, NY  10007

          Union Bank of Switzerland
          299 Park Avenue
          New York, NY  10171